As filed with the Securities and Exchange Commission on September 17, 1998.
                                                         File No.  0-24030
                                SCHEDULE 14A
                               (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                       Act of 1934 (Amendment No. ___)

Filed by the registrant                     [X]
Filed by a party other than the registrant  [ ]

Check the appropriate box:
[x] Preliminary proxy statement
[ ] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a- 6(e)(2))
[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            THE PANDA PROJECT, INC.
-------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)
-------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of filing fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------
(2)   Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------
(4)   Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------
(5)   Total fee paid:

-------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

          ------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ------------------------------------------------------

     (3)  Filing party:

          ------------------------------------------------------

     (4)  Date filed:

          ------------------------------------------------------

                          THE PANDA PROJECT, INC.
                              901 Yamato Road
                        Boca Raton, Florida  33431

           Notice of Special Meeting of Shareholders to be Held
                       on Thursday, October 29, 1998

     A Special Meeting of Shareholders of The Panda Project, Inc. (the "Company") will be held on October 29, 1998 at the Marriott Crocker Center Hotel & Resort, 5150 Town Center Circle, Boca Raton, Florida at 10:00 a.m., local time, for the purpose of considering and voting upon the following matters:

     1. Issuance under Rule 4460(i)(1)(B) and (D) of the Nasdaq Stock Market ("Nasdaq") of shares of the Company's Common Stock, $.01 par value ("Common Stock"), upon conversion of the Company's Series A-3 Convertible Preferred Stock ("Series A Preferred") and upon exercise of certain Common Stock purchase warrants issued in connection with the Series A Preferred (the "Series A Placement Warrants").

     2. Issuance under Nasdaq Rule 4460(i)(1)(B) and (D) of shares of Common Stock in the event of certain decreases in the market price of the Company's Common Stock as of the six-month and/or one-year anniversaries of a private placement of the Common Stock conducted in August 1998 (the "Private Placement") and upon exercise of certain Common Stock purchase warrants issued in connection with the Private Placement (the "Private Placement Warrants").


     3. Such other business, if any, as may properly come before the Special Meeting or any adjournment thereof.

     Shareholders of record at the close of business on September 7, 1998 will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof. The stock transfer books of the Company will remain open following the record date.

     All shareholders are cordially invited to attend the Special Meeting.

                            By Order of the Board of Directors,


                            Stanford W. Crane, Jr.
                            President and Chief Executive Officer
Boca Raton, Florida
September 28, 1998

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

Page 1
                          THE PANDA PROJECT, INC.
                              901 Yamato Road
                         Boca Raton, Florida  33431

                              (561) 994-2300
                        __________________________

                             PROXY STATEMENT
                        __________________________

                     SPECIAL MEETING OF SHAREHOLDERS

                            October 29, 1998

     This Proxy Statement has been prepared and is furnished by the Board of Directors of The Panda Project, Inc. (the "Company") pursuant to certain agreements discussed below in connection with the solicitation of proxies for the Special Meeting of Shareholders of the Company to be held on October 29, 1998 (the "Special Meeting"), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting.

     It is anticipated that this Proxy Statement and the accompanying form of proxy will be mailed to shareholders on or about September 28, 1998.

     Only holders of record of the Company's common stock, $.01 par value (the "Common Stock"), on the books of the Company at the close of business on September 7, 1998, are entitled to vote at the Special Meeting. On that date, there were 14,934,856 issued and outstanding shares of Common Stock entitled to vote on each matter to be presented at the Special Meeting.

     Shares represented by a properly executed proxy received in time to permit its use at the Special Meeting or any adjournment thereof will be voted in accordance with the instructions indicated therein. If no instructions are indicated with respect to a proposal, the shares represented by the proxy will not be voted with respect to such proposal. A shareholder who has given a proxy may revoke it at any time before it is voted at the Special Meeting by giving written notice of revocation to the Secretary, by submitting a proxy bearing a later date, or by attending the Special Meeting and voting in person.

     The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by facsimile transmission. The Company will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.
Page 2

     In determining the presence of a quorum at the Special Meeting, abstentions are counted and broker non-votes are not. The Company's By-Laws provide that the affirmative vote of a majority of the shares represented, in person or by proxy, and entitled to vote on a matter shall be the act of the shareholders, except as otherwise provided by law. The current Florida Business Corporation Act (the "Act") provides that directors are elected by a plurality of the votes cast and all other matters are approved if the votes cast in favor of the action exceed the votes cast against the action (unless the matter is one for which the Act or the Company's Articles of Incorporation require a greater vote). Therefore, under the Act, as to all matters to be voted on by shareholders at the Special Meeting, abstentions and broker non-votes have no legal effect on whether a matter is approved.

     You are requested, regardless of the number of shares you hold, to sign the proxy and return it promptly in the enclosed envelope.

       PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The table below is based on information obtained from the persons named below with respect to the shares of Common Stock beneficially owned, as of August 31, 1998 (except as noted below), by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) the directors of the Company, (iii) the Chief Executive Officer and the four most highly compensated other executive officers of the Company whose total salary and bonuses exceeded $100,000 for the fiscal year ended December 31, 1997 and (iv) all executive officers and directors of the Company as a group.

                                      Amount and
                                      Nature of           Percentage
                                      Beneficial          of Outstanding
Name and Address of Beneficial Owner  Ownership(1)        Shares Owned(2)

Stanford W. Crane, Jr. (3)            2,228,860             15.0%

William E. Ahearn (4)                    43,000                 *

Kevin J. Calhoun (5)                     13,500                 *

C. Daryl Hollis (6)                      57,500                 *

Melissa F. Crane (7)                     35,000                 *

James T.A. Wooder (8)                 4,442,533             29.8%

Claud L. Gingrich (9)                     5,000                 *

Rao R. Tummala (10)                       3,000                 *

Robert Toda (11)                            516                 *

Helix (PEI) Inc.
  70 York Street
  Suite 1700
  Toronto, Ontario M5J1S9 (12)        4,418,101             24.5%

All executive officers and directors as
a group (8 persons) (13)                                    45.4%
-------------
* Less than 1%.

(1) The number of shares of Common Stock beneficially owned by each person is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares of Common Stock which the individual has the right to acquire within 60 days after August 31, 1998 through the exercise of any stock option or other right. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) The number of shares deemed outstanding includes 14,888,856 shares outstanding as of August 31, 1998 plus any shares subject to options held by the person in question that are currently exercisable within 60 days after August 31, 1998.

(3) Includes 8,000 shares held by Mr. Crane jointly with his wife, of which 1,000 shares are issuable upon exercise of a warrant.

(4) Includes 41,000 shares issuable upon exercise of outstanding stock options exercisable with 60 days after August 31, 1998.

(5) Includes 13,500 shares issuable upon exercise of outstanding stock options exercisable with 60 days after August 31, 1998.

(6) Includes 46,500 shares issuable upon exercise of outstanding warrants and stock options exercisable within 60 days after August 31, 1998. Excludes 2,000 shares held by Mr. Hollis's wife, as to which he disclaims beneficial ownership. Mr. Hollis resigned his positions with the Company in August 1998.

(7) Includes 8,000 shares held by Ms. Crane jointly with her husband, of which 1,000 shares are issuable upon exercise of a warrant. Also includes 27,000 shares issuable upon exercise of outstanding stock options exercisable with 60 days after August 31, 1998. Excludes 2,227,860 shares held by Ms. Crane's husband, as to which she disclaims beneficial ownership.

(8)  Includes 4,418,101 shares deemed to be beneficially owned by Helix
(PEI) Inc. Mr. Wooder is a Vice President of Helix Investments (Canada) Inc., the sole shareholder of Helix (PEI) Inc., Also includes 4,500 shares issuable upon exercise of outstanding stock options exercisable within 60 days after August 31, 1998.

(9) Includes 3,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days after August 31, 1998.

(10) Includes 3,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days after August 31, 1998. Excludes 330 shares held by family members of Mr. Tummala, as to which he disclaims beneficial ownership.

(11) Excludes 1,300 shares held by family members of Mr. Toda, as to which the disclaims beneficial ownership. Mr. Toda resigned his position with the Company in November 1997. Data based on information obtained from Mr. Toda in February 1998.

(12) Includes 3,150,000 shares issuable upon exercise of outstanding warrants.

(13)  See footnotes (3) through (12) above.

           PROPOSAL 1 - ISSUANCE OF COMMON STOCK IN EXCESS OF
           "EXCHANGE CAP" UPON CONVERSION OF  SERIES A PREFERRED
           AND EXERCISE OF SERIES A PLACEMENT WARRANTS

Series A Preferred

     The Board of Directors of the Company has designated 1,000 shares of the Preferred Stock as Series A-3 Convertible Preferred Stock ("Series A Preferred") with the rights, preferences, privileges and terms set forth in the Company's Seventh Articles of Amendment of Amended and Restated Articles of Incorporation ("Articles of Amendment"). On February 11, 1998, the Company issued 600 shares of Series A Preferred for an aggregate purchase price of $6,000,000. In connection with this issuance, the Company also issued warrants to purchase an aggregate of 150,000 shares of Common Stock of the Company having a term of five years, expiring February 11, 2003 and an exercise price of $6.10 per share (the "Series A Placement Warrants").

     In the event certain conditions are met, the Company has the right to cause the issuance of 400 additional shares of Series A Preferred (the "Second Tranche"). In such event, the Company would be required to issue Series A Placement Warrants to purchase an additional 100,000 shares of Common Stock at an exercise price equal to 115% of the average closing bid price of the Company's Common Stock for the 5 days immediately preceding the issuance date. As of August 31, 1998, 116 shares of Series A Preferred had been converted into an aggregate of 574,676 shares of Common Stock and 484 shares of Series A Preferred remained outstanding. As of August 31, 1998 there were no shares of Preferred Stock outstanding other than shares of Series A Preferred. The Company has registered the shares of Common Stock issuable upon conversion of the Series A Preferred and exercise of the Series A Placement Warrants for resale under the Securities Act of 1933 by means of a registration statement declared effective in July 1998 (the "Registration Statement").

     Holders of Series A Preferred are entitled to receive a dividend of 5% per annum of the purchase price of such shares, payable quarterly, at the option of the Company either in cash or as an accrual to the purchase price utilized in computing the number of shares of Series A Preferred issuable on conversion. So long as any Series A Preferred is outstanding, no dividends may be paid nor shall any distribution be made, on Common Stock or other shares junior in rank to the Series A Preferred ("Junior Shares") unless all dividends for all past quarterly dividend periods have been paid or declared and a sum of cash or amount of shares sufficient for the payment thereof set apart.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred are entitled to receive in cash from the assets of the Company, before any amount shall be paid to holders of Junior Shares, an amount per share of Series A Preferred equal to the sum of (i) the purchase price for such share and (ii) any accrued but unpaid dividends thereon. If the amounts available for distribution are insufficient to pay the full amount due to holders of Series A Preferred, and shares of other classes or series of preferred stock of the Company that are of equal rank to the Series A Preferred then each holder of Series A Preferred and such other shares shall receive a percentage of the amounts available for distribution ratably in proportion to the respective amounts of such assets to which they otherwise would be entitled.

     Holders of Series A Preferred have no voting rights except as required by law or as specified in the Articles of Amendment. Pursuant to the Articles of Amendment, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred is required for (i) any amendment to the Company's Articles of Incorporation which would alter the rights and preferences of the Series A Preferred or otherwise impair the rights of the holders of Series A Preferred relative to the holders of the Common Stock or the holders of any other class of capital stock, or
(ii) any issuance of more than the 1,000 shares of Series A Preferred. In addition, without the prior written approval of the holders of 66 2/3% of the Series A Preferred shares, the Company shall not (1) consolidate or merge with another corporation or other entity or person, whereby the shareholders of the Company own in the aggregate less than 50% of the ultimate parent or surviving entity, (2) transfer all or substantially all of the Company's assets to another corporation or other entity or person, or (3) fix a record date for the declaration of a distribution or dividend, whether payable in cash, securities or assets (other than shares of Common Stock).

     Shares of Series A Preferred are convertible into shares of Common Stock pursuant to a formula whereby the purchase price of the shares to be converted plus accrued dividends are divided by a conversion price defined as the lower of (i) $3.50, subject to adjustment in the event of stock splits or similar transactions (the "Fixed Conversion Price"), or (ii) a percentage of the average closing bid price of the Common Stock for the five days immediately preceding conversion equal to 92%, if conversion occurs during the period beginning 120 days and ending 180 days after issuance of the Series A Preferred, or 90%, if conversion occurs after 180 days from issuance of the Series A Preferred. All outstanding shares of Series A Preferred will automatically convert into Common Stock, at the then applicable conversion price, on the fifth anniversary of issuance. In addition, the Company has the right to require that all unconverted shares of Series A Preferred be converted to Common Stock at any time if the closing bid price of the Common Stock is equal to $12.00 per share for a period of twenty consecutive trading days.

     The terms of the Series A Preferred provide that upon the occurrence of certain "Triggering Events", including suspension of sales under the Registration Statement, failure of the Company's Common Stock to be listed, or the suspension of trading in the Company's Common Stock, on the Nasdaq National Market or the Nasdaq SmallCap Market, or failure of the Company to convert shares of Series A Preferred as required (including due to the "Exchange Cap" described in the next paragraph), the Company shall pay the holders $100,000 on the first day of each month until the Triggering Events have been remedied. In addition, if the Company is unable to issue shares of Common Stock upon conversion of Series A Preferred for any reason, including, without limitation, because the Company (i) does not have a sufficient number of shares of Common Stock authorized and available, (ii) is otherwise prohibited by applicable law, rules or regulations, including without limitation the Exchange Cap, or
(iii) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, the rate of dividend on the Series A Preferred , shall be permanently increased by 2% (i.e., from 5% to 7%) commencing on the first day of the 30-day period (or part thereof) following the receipt of a conversion notice; an additional 2% commencing on the first day of each of the second and third such 30-day periods (or part thereof); and an additional 1% on the first day of each consecutive 30-day period (or part thereof) thereafter until such securities have been duly converted or redeemed; provided that in no event shall the rate of dividend exceed the lower of 20% and the highest rate permitted by applicable law. Any such dividends to the extent not fully paid shall accrue dividends at the current dividend rate on Series A Preferred.

Exchange Cap

         Rule 4460 of Nasdaq, which is applicable to the Company because the Company's shares of Common Stock are presently included for quotation on the Nasdaq National Market, sets forth the corporate governance standards for such securities. Section (i) of Rule 4460 provides:

            (1) Each NNM [Nasdaq National Market] issuer shall require shareholder approval of a plan or arrangement under subparagraph (A) below or, prior to the issuance of designated securities under subparagraph (B), (C) or (D) below:

           . . . (D) in connection with a transaction other than a public offering involving:


              (i) the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sales by officers, directors or substantial shareholders of the company equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or

              (ii) the sale or issuance by the company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

Because Common Stock issuable upon conversion of Series A Preferred may be issued at less than "book or market value", Rule 4460(i) is applicable to such issuances to the extent they exceed 20% of the Company's outstanding stock prior to issuance of the Series A Preferred.

     Nasdaq Rule 4460(i)(1) provides that the 20% limit set forth in subparagraph (D) (the "Exchange Cap") does not apply if a company's shareholders approve the issuance of the securities subject to the rule. In addition, Rule 4460(i)(1) does not apply to issuers which do not have their Common Stock listed on The Nasdaq National Market.

     The Articles of Amendment provide that the Company shall not be obligated to issue upon conversion of Series A Preferred, in the aggregate, more than a number of shares of Common Stock which, when added to the number of shares issuable upon exercise of the Series A Placement Warrants, shall equal 19.99% of the number of shares of Common Stock outstanding on the date that Series A Preferred was initially issued. However, to the extent the market price of the Common Stock is less than approximately $2.73, the Exchange Cap may operate to prevent the holders of Series A Preferred from being able to convert all of their shares of Series A Preferred to Common Stock and/or receive Common Stock upon exercise of the Series A Placement Warrants. The price of the Company's common stock has ranged from $.28 to $2.68 during the period from July 30, 1998 through September 16, 1998. For this reason, the Articles of Amendment provide that the Company shall use its best efforts to obtain shareholder approval prior to October 31, 1998 of issuances of shares of Common Stock upon conversion of Series A Preferred and exercise of Series A Placement Warrants in excess of the Exchange Cap.

     As noted above, in the event the Company is precluded by the Exchange Cap from issuing the full number of shares of Common Stock to which the holders of Series A Preferred are entitled to receive upon conversion of the Series A Preferred, the Company will be required to pay a penalty of $100,000 per month to the holders of Series A Preferred. In addition, the dividend rate on Series A Preferred will increase (up to specified maximums) so long as the Company is precluded from issuing all of such shares. In addition, although there can be no assurance that the Company will be able to satisfy the conditions necessary to cause the issuance of the Second Tranche of Series A Preferred, failure of the Company's shareholders to approve this proposal would make it more difficult for the Company to complete the Second Tranche.

     Issuance of Common Stock in excess of the Exchange Cap upon conversion of Series A Preferred or exercise of Series A Placement Warrants could result in substantial dilution to holders of the Company's Common Stock.
If the Exchange Cap remains in place, the Company may issue no more than 2,443,104 shares of Common Stock upon conversion of Series A Preferred and exercise of Series A Placement Warrants. If the proposal is approved, based on the average closing bid price of the Common Stock for the five days ending August 31, 1998 ($.84375 per share), the outstanding Series A Preferred (484 shares) would be convertible into approximately 6,496,000 shares of Common Stock (in addition to the 574,676 shares previously converted as of such date) and all of the Series A Placement Warrants would be fully exercisable to purchase 150,000 shares of Common Stock. The number of shares issuable upon conversion of Series A Preferred could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. In addition, an increase in the amount of Common Stock in the public market as a result of such conversion could reduce the market price of the Common Stock.

Change in Control

     Rule 4460(i)(1)(B) of Nasdaq requires shareholder approval of an issuance of securities "when the issuance will result in a change of control of the issuer". It is not clear whether the issuance of shares of Common Stock upon conversion of the Series A Preferred and exercise of the Series A Placement Warrants, will result in a change of control of the Company. As of August 25, 1998, based on information supplied by the holders of Series A Preferred, the Company believes such holders held in the aggregate approximately 18% of the Common Stock of the Company (assuming conversion of all shares of Series A Preferred held by such holders based on the trading price of the Common Stock as of such date and exercise of all Series A Placement Warrants). As indicated above, the actual number of shares issuable upon conversion of Series A Preferred and exercise of the Series A Placement Warrants cannot be determined until the conversion and exercise take place. Certain holders of Series A Preferred shares participated in the Company's August 1998 private placement (see Proposal 2 below). For purposes of the forgoing calculation, shares issued or issuable pursuant to such private placement are not included. Acquisition by the holders of Series A Preferred of substantial numbers of shares of Common Stock as a result of such conversion and/or exercise could result in such holders becoming able to exert substantial influence over the policies and affairs of the Company, possibly including the ability effectively to control the activities of the Company. A SHAREHOLDER'S VOTE IN FAVOR OF PROPOSAL 1 WILL BE DEEMED TO BE A VOTE FOR SUCH A CHANGE IN CONTROL, IF ANY, FOR PURPOSES OF RULE 4460(i)(1)(B) OF NASDAQ.


                 PROPOSAL 2 -- ISSUANCE OF FILL-UP SHARES
                 AND SHARES OF COMMON STOCK UPON
                 EXERCISE OF PRIVATE PLACEMENT WARRANTS
                 IN EXCESS OF EXCHANGE CAP

Private Placement

     In August 1998, the Company completed the sale of 2,254,601 shares of its Common Stock in a private placement to accredited investors with gross proceeds of $3,675,000 (the "Private Placement"). Expenses of the Private Placement were approximately $230,000. In addition to the shares of Common Stock purchased by each investor in the Private Placement, such investor received a warrant (the "Private Placement Warrants") to purchase an equal number of shares of Common Stock (the "Private Placement Warrant Shares"), subject to adjustment for stock splits and similar events, at an exercise price of $2.55 per share. The Private Placement Warrants have a term of five years expiring August 13, 2003. Issuance of the Private Placement Warrant Shares requires the approval of the Company's shareholders.

     Under the terms of the Securities Purchase Agreement relating to the Private Placement, if on either the six-month or the one-year anniversary of the date of closing of the Private Placement (each, an "Anniversary Date"), the average closing bid price of the Common Stock for the twenty-trading day period ending on the trading day immediately prior to the applicable Anniversary Date (the "Anniversary Price") is less than the Closing Price ($2.0375), or the prior Anniversary Price in the event the six-month Anniversary Price is less than the Closing Price, respectively, the Company is required to issue a number of shares of Common Stock within ten days after the Anniversary Date equal to the product of (i) (x) the difference between the Closing Price (or if the measurement date is the one-year Anniversary Date, the six-month Anniversary Price if the six-month Anniversary Price is less than the Closing Price) and the applicable Anniversary Price, multiplied by .85, multiplied by (y) the number of shares of Common Stock purchased by the investors in the Private Placement and not sold or assigned to non-affiliated third parties, divided by (ii)
(x) the applicable Anniversary Price multiplied by (y) .85. The shares issuable pursuant to this formula are referred to as the "Fill-Up Shares". Issuance of the Fill-Up Shares pursuant to these provisions requires the approval of the Company's shareholders.

     In the event (i) the Common Stock is delisted or suspended from trading on Nasdaq, (ii) the Fill-Up Shares or the Private Placement Warrant Shares are not issuable or are not listed with Nasdaq, or (iii) the Company fails to issue Fill-Up Shares as required, then the Company shall pay to the initial investors $100,000 for each full 30-day period that the condition continues.

     Because the Fill-Up Shares will be issuable without the payment of additional consideration, Rule 4460(i) of Nasdaq (discussed above) requires shareholder approval to the extent the Fill-Up Shares plus any other shares issued in the Private Placement exceed 2,506,955 shares (20% of the outstanding shares of Common Stock of the Company immediately preceding the

Private Placement). As noted above, Rule 4460(i)(1) does not apply to issuers which do not have their Common Stock listed on the Nasdaq National Market. In the event the Company's Common Stock ceases to be listed on the Nasdaq National Market, shareholder approval under such rule would not be required for issuances of Fill-Up Shares or Private Placement Warrant Shares in excess of the Exchange Cap.

     In connection with the execution and delivery of the Securities Purchase Agreement relating to the Private Placement, the Company agreed to seek shareholder approval prior to October 31, 1998 of issuance of the Fill-Up Shares and Private Placement Warrant Shares. In the event such proposal is not approved, the Company will be required to pay investors in the Private Placement $100,000 per month as a penalty.

     The number of Fill-Up Shares to be issued could be substantial in the event of significant decreases in the market price of the Common Stock; for example, if the twenty-day average closing bid price of the Common Stock as of the sixth month and/or one-year anniversaries of the closing of the Private Placement has decreased by fifty percent from the purchase price paid by Investors in the Private Placement ($1.63 per share), such Investors would be entitled to receive 2,254,601 Fill-Up Shares. Such an increase in the amount of the Common Stock in the public market would result in substantial dilution to holders of the Common Stock and could reduce the market price of the Common Stock.

Change in Control

     As discussed above, Rule 4460(i)(1)(B) of Nasdaq requires shareholder approval of an issuance of securities "when the issuance will result in a change of control of the issuer". It is not clear whether the issuance of Fill-Up Shares and Private Placement Warrant Shares will result in a change in control of the Company. As of August 25, 1998, based on information supplied by participants in the Private Placement, the Company believes such participants held in the aggregate approximately 32% of the Common Stock of the Company (assuming the issuance of 1,330,764 Fill-Up shares based on the trading price of the Common Stock as of such date and exercise of all Private Placement Warrant Shares). As indicated above, the actual number of Fill-Up Shares and Private Placement Warrant Shares to be issued cannot be determined at this time. Certain participants in the Private Placement also participated in the purchase of Series A Preferred shares (see Proposal 1 above). For purposes of the foregoing calculation, shares issued or issuable pursuant to conversion of Series A Preferred shares or upon exercise of the Series A Placement Warrants are not included. Acquisition by participants in the Private Placement of substantial numbers of Fill-up Shares and/or Private Placement Warrant Shares could result in such participants becoming able to exert substantial influence over the policies and affairs of the Company, possibly including the ability effectively to control the activities of the Company. A SHAREHOLDER'S VOTE IN FAVOR OF PROPOSAL 2 WILL BE DEEMED TO BE A VOTE FOR SUCH A CHANGE IN CONTROL, IF ANY, FOR PURPOSES OF RULE 4460(i)(1)(B) OF NASDAQ.


                           SHAREHOLDER PROPOSALS

     Shareholder proposals which are to be considered for inclusion in the proxy materials of the Company for its 1999 Annual Meeting of Shareholders must be received by the Company by December 16, 1998.

                          ADDITIONAL INFORMATION

     The Board of Directors is not aware of any matters to be presented at the meeting other than the matters described herein and does not intend to bring any other matters before the meeting. However, if any other matters should come before the meeting, or any adjournment thereof, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.




     Kindly date, sign and return the enclosed proxy card.

                               By Order of the Board of Directors




                               STANFORD W. CRANE, JR.
                               President and Chief Executive Officer

September 28, 1998